Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One SE Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey's Reports First Quarter Results; Expansion Activity Accelerates
Ankeny, IA, September 5, 2017 - Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported diluted earnings per share of $1.46 for the first quarter of fiscal 2018 ended July 31, 2017, compared to $1.70 per share for the same quarter a year ago. Changes in vesting provisions that accelerated expense in the current grant awards under the long-term stock incentive plan, combined with increases to Illinois state tax rates lowered diluted earnings by $0.17 per share. "Expansion activity for new store construction continues to increase as there are now 179 sites either under construction or under agreement," said Terry Handley, President and CEO. "We are well positioned to sustain a higher level of unit growth in fiscal 2018 and beyond."
Fuel - The Company's fiscal 2018 guidance was to increase same-store gallons sold 1.0% to 2.0% with an average margin of 18.0 to 20.0 cents per gallon. For the quarter, same-store gallons sold were up 1.7% with an average margin of 19.3 cents per gallon. "Same-store gallons sold for the quarter benefited from continued low retail fuel prices," said Handley. The Company sold 15.7 million renewable fuel credits for $10.5 million during the first quarter. Total gallons sold for the quarter were up 5.4% to 565.0 million gallons while gross profit dollars increased 4.6% to $109.2 million.
Grocery and Other Merchandise - The Company's fiscal 2018 guidance was to increase same-store sales 2.0% to 4.0% with an average margin of 31.0% to 32.0%. For the quarter, same-store sales were up 3.1% with an average margin of 31.9%. "Both same-store sales and average margin were within the annual performance guidance," stated Handley, "and we continue to outpace other retailers in the industry." For the first quarter, total grocery and other merchandise revenue increased 5.5% to $597.4 million, and gross profit dollars were up 6.3% to $190.4 million.
Prepared Food and Fountain - The fiscal 2018 guidance was to increase same-store sales 5.0% to 7.0% with an average margin of 61.5% to 62.5%. Same-store sales for the quarter were up 3.7% with an average margin of 62.5%. "Like others in the broader food service industry have reported, we experienced a softening of traffic, particularly in the month of July," said Handley. Total prepared food and fountain revenue increased 7.5% to $261.8 million in the first quarter while gross profit dollars grew 6.9% to $163.6 million.
Operating Expenses - Casey's fiscal 2018 guidance was a 9.0% to 11.0% increase in total operating expenses. For the first quarter, total operating expenses increased 10.0% to $321.2 million. The increase was primarily attributable to increases in employee-related costs from operating more stores and implementing growth programs in more stores compared to the first quarter a year ago, and a $7.3 million incremental accelerated expense recognized due to changes in vesting provisions in the current year grant awards under the long-term stock incentive plan. "Total expense for the new grants is expected to be comparable with previous grants; however, changes in provisions of the award agreement accelerated the recognition of expense," stated Handley. Excluding the $7.3 million increase, total operating expenses were up 7.5% for the quarter. Store level operating expenses for open stores not impacted by recent growth programs were up 3.9% for the quarter, compared to 6.6% for all of fiscal 2017. "Overall, we are encouraged by the improvements made in this area and will continue to focus on this area the remainder of the fiscal year," added Handley.
Expansion - The Company's fiscal 2018 guidance was to build or acquire 80 to 120 stores, replace 30 existing locations, and complete 75 major remodels. At the end of the first quarter, the Company had built and opened two new stores, acquired three stores, completed one replacement, and remodeled 11 stores. In addition, there were 47 new stores, 27 replacement stores, and 16 major remodel stores under construction. Finally, the Company had 132 sites under agreement for new store construction and 18 acquisition stores under agreement to purchase. "We are pleased with the gains made in accelerating new store construction, and we will remain disciplined in evaluating acquisition opportunities," said Handley.
Share Repurchase Program - During the first quarter of fiscal 2018, the Company repurchased 718,369 shares of its common stock under its open market share repurchase program for approximately $77.9 million, or an average price of $108.41 per share. As of July 31, 2017, the Company had a total remaining authorized amount for share repurchases of $172.7 million.
Dividend - At its September meeting, the Board of Directors declared a quarterly dividend of $0.26 per share. The dividend is payable November 15, 2017 to shareholders of record on November 1, 2017.
Fiscal 2018 Guidance - Based on the ongoing softening of traffic experienced in the first quarter, the Company is revising its prepared food and fountain same-store sales guidance to 4.0% to 6.0% from 5.0% to 7.0%.  Also, due to the continued increase in new store construction activity and the number of acquisition stores under agreement, the Company is revising its expansion guidance to build or acquire 90 to 120 stores from 80 to 120 stores. There were no other changes to the fiscal 2018 guidance.  Below is a summary of the previous and current fiscal 2018 guidance:

	Same-store Sales		Average Margin
	Previous	Current	Previous	Current
Fuel (Gallons and CPG)	1.0 - 2.0%	1.0 - 2.0%	18.0 - 20.0	18.0 - 20.0
Grocery and Other Merchandise	2.0 - 4.0%	2.0 - 4.0%	31.0 - 32.0%	31.0 - 32.0%
Prepared Food and Fountain	5.0 - 7.0%	4.0 - 6.0%	61.5 - 62.5%	61.5 - 62.5%
	Previous	Current
Operating Expenses	9.0 - 11.0%	9.0 - 11.0%
Depreciation and Amortization	13.0 - 15.0%	13.0 - 15.0%
Build or Acquire	80 - 120 stores	90 - 120 stores
Replacements	30 stores	30 stores
Major Remodels	75 stores	75 stores
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Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended July 31,
	2017	2016
Total revenue	$2,093,739	$1,970,079
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,617,042	1,520,284
Operating expenses	321,247	292,128
Depreciation and amortization	52,369	45,855
Interest, net	11,375	10,540
Income before income taxes	91,706	101,272
Federal and state income taxes	34,948	33,880
Net income	$56,758	$67,392
Net income per common share
Basic	$1.48	$1.72
Diluted	$1.46	$1.70
Basic weighted average shares	38,360,104	39,156,462
Plus effect of stock compensation	480,184	474,677
Diluted weighted average shares	38,840,288	39,631,139

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	July 31, 2017	April 30, 2017
Assets
Current assets
Cash and cash equivalents	$159,101	$76,717
Receivables	44,544	43,244
Inventories	225,973	201,644
Prepaid expenses	8,251	9,179
Income tax receivable	1,430	19,901
Total current assets	439,299	350,685
Other assets, net of amortization	23,632	23,453
Goodwill	132,806	132,806
Property and equipment, net of accumulated depreciation of $1,537,648 at July 31, 2017 and $1,496,472 at April 30, 2016	2,561,744	2,513,158
Total assets	$3,157,481	$3,020,102
Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$—	$900
Current maturities of long-term debt	15,429	15,421
Accounts payable	281,645	293,903
Accrued expenses	144,789	136,322
Total current liabilities	441,863	446,546
Long-term debt, net of current maturities	1,057,238	907,356
Deferred income taxes	455,688	440,124
Deferred compensation	15,959	15,784
Other long-term liabilities	20,221	19,672
Total liabilities	1,990,969	1,829,482
Total shareholders’ equity	1,166,512	1,190,620
Total liabilities and shareholders’ equity	$3,157,481	$3,020,102
Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Revenue and Gross Profit by Category (Amounts in thousands)
Three months ended 7/31/2017	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$1,220,985	$597,413	$261,840	$13,501	$2,093,739
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$109,212	$190,364	$163,645	$13,476	$476,697
	8.9%	31.9%	62.5%	99.8%	22.8%
Fuel gallons	565,047
Three months ended 7/31/2016
Revenue	$1,147,044	$566,174	$243,655	$13,206	$1,970,079
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$104,429	$179,127	$153,052	$13,187	$449,795
	9.1%	31.6%	62.8%	99.9%	22.8%
Fuel gallons	535,964

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2018	1.7%					F2018	19.3	¢
F2017	3.1	3.7%	2.6%	(0.5)%	2.1%	F2017	19.5		18.6	¢	17.9	¢	17.2	¢	18.4	¢
F2016	3.4	3.3	1.6	4.6	3.0	F2016	17.5		24.7		18.1		17.8		19.6

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2018	3.1%					F2018	31.9%
F2017	4.7	3.1%	3.0%	1.5%	2.9%	F2017	31.6	32.0%	31.1%	31.1%	31.5%
F2016	7.7	6.6	7.7	9.7	7.8	F2016	32.6	31.5	31.2	32.1	31.9

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2018	3.7%					F2018	62.5%
F2017	5.1	5.1%	5.8%	3.2%	4.8%	F2017	62.8	62.9%	61.7%	61.7%	62.3%
F2016	10.3	9.4	6.0	8.2	8.4	F2016	62.5	63.4	62.0	61.9	62.5

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on September 6, 2017. The call will be broadcast live over the Internet at 9:30 a.m. CST via the Press and Documents section of our Web site and will be available in an archived format.